Exhibit 5.1

December 13, 2024

LogicMark, Inc.

2801 Diode Lane

Louisville, KY 40299

Ladies and Gentlemen:

We have acted as special counsel to LogicMark, Inc., a Nevada corporation (the “Company”), in connection with a Registration Statement on Form S-3 (the “Registration Statement”) filed on December 13, 2024 by the Company with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), for the proposed resale from time to time by the Selling Stockholders (as defined below) of an aggregate of up to 524,000 shares (the “Series H Conversion Shares”) of common stock, par value $0.0001 per share, of the Company (the “Common Stock”) issuable upon conversion of the Company’s Series H Convertible Non-Voting Preferred Stock, $0.0001 par value per share (the “Series H Preferred Stock”) issued by the Company, pursuant to certain settlement and release agreements (the “Settlement Agreements”) by and among the Company and certain holders of the Company’s Series B common stock purchase warrants issued on August 5, 2024, pursuant to those certain securities purchase agreements, dated August 2, 2024, by and among the Company and the Holders. The holders of the Series H Conversion Shares are collectively referred to herein as the “Selling Stockholders.”

In connection with this opinion, we have examined and relied upon the originals or copies certified or otherwise identified to our satisfaction of the following: (i) the Registration Statement, including the exhibits filed therewith, (ii) the Settlement Agreements and all exhibits and schedules attached thereto, (iii) the Certificate of Designations for the Series H Preferred Stock (the “Certificate of Designation”), (iv) the minutes of meetings and resolutions of the board of directors of the Company or pricing committee thereof as provided to us by the Company, (v) the articles of incorporation and bylaws of the Company, each as restated and/or amended to date, and (vi) such other documents as we have deemed necessary for purposes of rendering the opinion hereinafter set forth.

In addition to the foregoing, we have relied as to matters of fact upon the representations made by the Company and its representatives and upon representations made by the Selling Stockholders. We also have assumed the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the due authorization, execution and delivery of all documents where authorization, execution and delivery are prerequisites to the effectiveness of such documents. Other than our examination of the documents indicated above, we have made no other examination in connection with this opinion.

We are members of the Bar of the State of New York. We do not hold ourselves out as being conversant with, or expressing any opinion with respect to, the laws of any jurisdiction other than the laws of the State of New York and the laws of Chapter 78 of the Nevada Revised Statutes. Accordingly, the opinions expressed herein are expressly limited to the laws of the State of New York and the Chapter 78 of the Nevada Revised Statutes. Our opinion is based on these laws as in effect on the date hereof. We express no opinion as to whether the laws of any other jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

Based upon the foregoing and in reliance thereon, and subject to the qualifications, limitations, exceptions and assumptions set forth herein, we are of the opinion that the Series H Conversion Shares have been duly authorized for issuance by the Company, and provided that the shares of Series H Preferred Stock have been duly executed and delivered by the Company to the Selling Stockholders against payment therefor pursuant to the Settlement Agreements, such Series H Conversion Shares, when issued, delivered and paid for in accordance with the terms of the Settlement Agreement and/or in the manner described in the Registration Statement and the Certificate of Designation, and assuming a sufficient number of authorized but unissued shares of Common Stock is available for issuance when the Series H Preferred Stock is converted,, will be validly issued, fully paid and non-assessable shares of Common Stock.

This opinion letter speaks only as of the date hereof and we assume no obligation to update or supplement this opinion letter if any applicable laws change after the date of this opinion letter or if we become aware after the date of this opinion letter of any facts, whether existing before or arising after the date hereof, that might change the opinions expressed above.

This opinion is furnished in connection with the filing of the Registration Statement and may not be relied upon for any other purpose without our prior written consent in each instance. Further, no portion of this opinion may be quoted, circulated or referred to in any other document for any other purpose without our prior written consent.

We hereby consent to the filing of this opinion with the SEC as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus which forms part of the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Sullivan & Worcester LLP
Sullivan & Worcester LLP